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                                  EXHIBIT 99.1


                                  PRESS RELEASE


The following is the text of a press release issued by Service Merchandise Company, Inc., relating to the amendment of a shareholder rights plan.

         Nashville, Tennessee, November 3, 1998 -- Service Merchandise Company, Inc. (NYSE: SME) announced that its Board of Directors has amended its existing shareholder rights plan by adopting an amended and restated shareholder rights plan (the "Amended and Restated Rights Agreement"). The Amended and Restated Rights Agreement deletes the term Independent Director, removes all references to the need for Independent Director decision making and vests such decision making in the Board of Directors.

         Service Merchandise fine jewelry, gift and home stores offer dominant selections of name brand products and value pricing. The Brentwood, Tennessee-based company employs approximately 25,000 associates and operates 355 stores in 34 states. Service Merchandise stock trades on the New York Stock Exchange under the symbol SME.